Exhibit 99.01

OGE Energy Corp. announces appointment of Cathy Gates to Board of Directors

Quarterly dividend declared

OKLAHOMA CITY—OGE Energy Corp. (NYSE: OGE), announces the election of Cathy R. Gates to the OGE Energy board of directors. Gates will serve on the compensation committee and the nominating, corporate governance and stewardship committee.

Gates was an assurance partner for Ernst & Young LLP, based in their Tulsa office, through her retirement in 2017. She served as a managing partner for eight years with oversight responsibility for more than 100 professionals, working with public and privately-held clients throughout the Southwest region in retail/consumer products, transportation, manufacturing and contract drilling industries.

In addition to her professional career, Gates is active with several nonprofit organizations including the Tulsa Area United Way and University of Arkansas Walton College of Business. She also serves on the board of directors of Tempur-Sealy International and sits on the audit committee.

“Cathy brings extensive knowledge across a number of industries and that perspective will be invaluable to OGE Energy’s continued growth,” said Sean Trauschke, OGE Energy Corp. Chairman, President and CEO. “We are delighted for Cathy to join the board and look forward to her leadership in the coming years.”

Additionally, the Company announced today that its Board of Directors approved a first quarter dividend of $0.4141 per common share of stock, to be paid on January 27, 2023 to shareholders of record on January 9, 2023.